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Exhibit 3.1(aa)

CERTIFICATE OF FORMATION
OF
BH PROCUREMENT SERVICES, LLC

        The undersigned, acting as authorized organizer of a limited liability company under the Delaware Limited Liability Company Act ("Act"), does hereby adopt this Certificate of Formation for BH Procurement Services, LLC and DOES HEREBY CERTIFY:

FIRST:	The name of the limited liability company formed hereby is BH Procurement Services, LLC (the "Company");
SECOND:	The name of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company;
THIRD:	The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19801, in the County of New Castle;
FOURTH:	The period of existence of the Company is perpetual until dissolution of the Company in accordance with the provisions of its Operating Agreement or the Act;
FIFTH:
All members of the Company shall enter into an Operating Agreement with respect to the conduct of the business and affairs of the Company, and the Operating Agreement will be binding on all members. No member of the Company, in such capacity, has authority to act on behalf of, or bind, the Company, unless such act is duly authorized, approved or ratified in accordance with the Operating Agreement; and
SIXTH:	The business and affairs of the Company shall be managed by its members.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned duly authorized person has executed this Certificate of Formation as of the 11th day of March, 2005.

/s/ TERESA DIETZ
Teresa Dietz, Authorized Person

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  Exhibit 3.1(aa)